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                                                                                                                        EXHIBIT 12.2
                                                                                                                        6/14/96
                              GEORGIA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1995 and the twelve months ended April 30, 1996
                                                                                                                            Twelve
                                                                                                                            Months
                                                                                                                            Ended
                                                                               Year ended December 31,                     April 30,
                                                   =================================================================================
                                                       1991          1992          1993          1994           1995         1996
                                                   -----------------------------Thousands of Dollars--------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
  Income Before Interest Charges                   $1,009,019    $1,004,886    $1,034,795    $  927,336    $  959,692    $  937,104
    Federal and state income taxes                    315,507       165,667       266,771       360,380       411,675       424,733
    Deferred income taxes, net                         52,941       194,748       168,372        34,130        35,367        22,660
    Deferred investment tax credits                    (9,524)       (5,704)      (18,274)         (489)        1,127         1,127
    AFUDC - Debt funds                                 10,584         8,459         8,294        11,613        12,123        11,459
                                                   -----------   -----------   -----------   -----------   -----------   -----------
      Earnings as defined                          $1,378,527    $1,368,056    $1,459,958    $1,332,970    $1,419,984    $1,397,083
                                                   ===========   ===========   ===========   ===========   ===========   ===========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
  Interest on long-term debt                       $  462,415    $  404,854    $  345,552    $  308,611    $  257,092    $  236,164
  Interest on interim obligations                       4,906         9,694        15,530        17,529        21,463        20,842
  Amort of debt disc, premium and expense, net          5,784         7,891        14,087        15,776        15,846        15,593
  Other interest charges                                9,941        12,426        47,393        23,483        20,400        23,092
                                                   -----------   -----------   -----------   -----------   -----------   -----------
    Fixed charges as defined                          483,046       434,865       422,562       365,399       314,801       295,691
Tax deductible preferred dividends                      1,804         1,804         1,753         1,753         1,753         1,753
                                                   -----------   -----------   -----------   -----------   -----------   -----------
                                                      484,850       436,669       424,315       367,152       316,554       297,444
                                                   -----------   -----------   -----------   -----------   -----------   -----------
Non-tax deductible preferred dividends                 59,897        56,138        48,921        46,253        46,399        45,629
Ratio of net income before taxes to net income     x    1.669    x    1.613    x    1.672    x    1.687    x    1.682    x    1.687
                                                   -----------   -----------   -----------   -----------   -----------   -----------
Pref dividend requirements before income taxes         99,968        90,551        81,796        78,029        78,043        76,976
                                                   -----------   -----------   -----------   -----------   -----------   -----------
Fixed charges plus pref dividend requirements      $  584,818    $  527,220    $  506,111    $  445,181    $  394,597    $  374,420
                                                   ===========   ===========   ===========   ===========   ===========   ===========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                     2.36          2.59          2.88          2.99          3.60          3.73
                                                         ====          ====          ====          ====          ====          ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.


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